Exhibit 10.2

LifeStance Health Group, Inc.

CONSULTING AGREEMENT

This CONSULTING Agreement (this “Agreement”), made and entered into as of September 8, 2022 (the “Effective Date”), among LifeStance Health Group, Inc. (“Company”), on the one hand, and Alert5 Consulting LLC (“Contractor”), a Washington limited liability company, and Michael K. Lester (“Lester”), on the other hand, contains the terms and conditions on which Contractor will provide certain Services (as hereinafter defined) to Company. In consideration of the promises and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.
Services. The specific engagement scope, services, and fees are set forth in Exhibit A attached hereto and hereby made a part of this Agreement (“Services”). Time is of the essence in this Agreement. Contractor agrees to devote as much business time as is necessary to properly perform any services hereunder. Contractor and Lester agree that Lester shall perform all Services under this Agreement. Company agrees that, so long as Contractor continues to provide Services pursuant to this Agreement, Lester shall continue to vest in Lester’s outstanding equity awards in accordance with their terms, treating such Services as “Employment” or “Service” (each as defined in the applicable award agreement), as applicable, thereunder.
2.
Ownership. All original written material and deliverables produced by Contractor as part of the Services or during the course of its performance hereunder shall be the property of Company with all rights to use, reproduce, display, distribute, modify and make derivative works in any form and may be utilized outside of this Agreement by Contractor only with Company’s prior written approval. All work product produced, unless otherwise noted by Contractor in writing, is original and Contractor irrevocably assigns, grants and sells all right, title and interest to such work product, along with all rights to copyright, register for trademark, use, publish and republish in all forms of media, to Company and its assigns.
3.
Term and Termination.
(a)
Term. This Agreement will commence on the Effective Date and unless earlier terminated as provided herein, shall continue until the End Date set forth in Exhibit A.
(b)
Termination by Either Party without Cause. This Agreement may be terminated by either Company or Contractor upon ten (10) days’ advance written notice to the other party. For purposes of this Agreement, “Cause” is defined as any willful act or willful omission by Lester or Contractor that results in, or would reasonably be expected to result in, harm to Company’s business or reputation. Nothing herein relieves Company of any of its obligations under that certain Separation and Release of Claims Agreement, dated September 7, 2022 entered into by and among Company, Contractor, Lester and LifeStance Health, Inc. (including all attachments thereto, the “Separation Agreement”) and nothing herein relieves Lester of any of his obligations under the Separation Agreement.
(c)
Termination by Company for Cause. Company may terminate this Agreement at any time, without advance notice to Contractor, for Cause.

(d)
Termination by Contractor for Cause. Contractor may terminate this Agreement at any time, without advance notice to Company, in the event that any of the following circumstances arise: (i) Lester is no longer able (including as a result of death or disability as reasonably determined by Company) to provide the Services; or (ii) Company materially breaches this Agreement.
(e)
Compensation upon Termination. Upon any termination of this Agreement prior to the End Date set forth on Exhibit A, Company will pay Contractor any amounts earned but not yet paid for actual Services rendered by Contractor prior to the effective date of termination, within fifteen (15) days following the termination date or such earlier date as required by applicable law. Except as expressly provided herein, Contractor shall not be entitled to any compensation, reimbursement or payment from Company or any of its affiliates under this Agreement from and after the date of termination of this Agreement. In addition, in the event Company terminates this Agreement for any reason other than for Cause prior to the End Date set forth on Exhibit A, and provided that Contractor and Lester do not breach any Restrictive Covenant (as defined in the Separation Agreement), Company shall pay Contractor, within fifteen (15) days following such termination, the Fees set forth on Exhibit A that would have been payable through such End Date.
4.
Fees. Contractor shall be paid for the Services as set forth in Exhibit A. Contractor shall invoice Company as set forth on Exhibit A.
5.
Independent Contractor Relationship. Contractor and Company expressly agree that, in providing services to Company under this Agreement, Contractor will be an independent contractor and will not be an employee or agent of Company or any of its affiliates. Contractor agrees that Contractor will have no right to make any commitments on behalf of Company or any of its affiliates without the express written consent of an authorized officer of Company. Contractor further agrees that Contractor will provide services hereunder independently and will not receive training or direction from Company or any of its affiliates, other than as to the goals to be achieved through the provision of such services. Contractor is free to accept engagements from others during the term of this Agreement, as long as those engagements do not interfere with Contractor providing services under this Agreement or otherwise violate any of Contractor’s obligations hereunder or under any other agreement between Contractor or Lester and Company or any of its affiliates. Because Contractor is engaged in its own independently established business, Contractor and Lester are not eligible for, and shall not participate in, any employee pension, health, or other fringe benefit plan of Company, except as provided in the Separation Agreement. Contractor and Lester shall not be treated as employees of Company for federal or state tax purposes or unemployment compensation coverage purposes. Under no circumstances shall Lester be considered a Company employee or agent. Contractor warrants that it has and will comply with all federal, state and local laws regarding business permits, insurance, tax registrations, certificates and licenses that may be required to carry out the services.
6.
Performance of Obligations. Contractor shall perform, and represents and warrants that Lester will perform, the Services in a diligent, trustworthy, professional and efficient manner. Contractor shall at all times perform its obligations hereunder in such a manner as to not cause Company to be in material violation of any applicable laws or regulations.
7.
Confidential Information. Except as otherwise provided in this Agreement or with the prior written consent of Company, Confidential Information shall remain strictly confidential and secret and shall not be disclosed to third parties, or utilized, directly or indirectly, by Contractor for its own business purposes or for any other purpose. “Confidential Information” includes all Company information provided to Contractor or to which Contractor may have access to (including information gathered in connection with the Services or otherwise by Lester), including without limitation, business and financial information of any kind, patient information of any kind, vendor lists, pricing information, business strategies and methods, business projections/forecasts and documents, marketing studies, profits, costs, pricing, advertising copy, business plans and records, trade secrets, technical and non technical data, business statistics and computer code, whether written or oral, tangible or intangible, whether or not such Confidential Information is designated as being confidential as well as any deliverables and any other material prepared under this Agreement by Contractor; provided, however, that the term “Confidential Information” shall not include information that (a) is generally known by or available to the public or which becomes known or available by means other than the breach hereof; (b) is legally known to Contractor prior to the time Contractor receives such information from Company; or (c) is legally disclosed to Contractor by an independent third party without restriction on disclosure. Notwithstanding the foregoing, Contractor is permitted to deliver a copy of any such information to any person pursuant to an order issued by a court of competent jurisdiction or administrative agency or otherwise as required by applicable law, provided that Company has been given reasonable notice thereof and the opportunity to prevent the disclosure of such information. Contractor acknowledges and agrees that breach of this Section may cause irreparable harm to Company for which recovery of money damages may be inadequate, and Company may be entitled to seek timely injunctive relief to protect its rights under this Section, in addition to any and all other remedies available at law or in equity.
8.
Indemnity. Contractor agrees to protect, defend, hold harmless and indemnify Company, its directors, officers, employees, affiliates and their respective representatives from and against any and all claims, demands, actions, liabilities, damages, losses, fines, penalties, costs and expenses including reasonable attorneys’ fees (collectively the “Claims”), of any kind whatsoever including, without limitation of the foregoing, those relating to actual or alleged death of or injury to persons and damage to property, actually or allegedly, directly or indirectly, arising or resulting from or connected with: (a) a breach of this Agreement by Contractor or Lester; (b) the Services and/or the omission or commission of any act, lawful or unlawful, by Contractor or Lester (including without limitation while proceeding to or from the site of any Services) whether or not such act is within the scope of the agency or employment of such agents or employees; (c) insurance or tax requirements imposed on Company based upon Contractor’s services rendered, including any taxes owed with respect to compensation paid to Contractor pursuant to the terms of this Agreement and any liabilities arising from a determination that either Alert5 and/or Lester was improperly classified or treated as an independent contractor, as well as any interest, penalties or related expenses; (d) any Claim that any Services, work product or deliverable provided by Contractor infringes upon any patent, trademark, trade secret, copyright or similar proprietary right.
9.
Insurance. Contractor will procure and maintain during the period of this Agreement and so long as any indemnity survives, such insurance as is reasonably and customary for similarly situated independent contractors.
10.
Assignment. In the event of any sale or transfer of the assets or stock of Company, Company shall have the right to assign this Agreement and/or its rights hereunder to an acquirer and no consent to assign this Agreement shall be necessary for such assignment to be effective. The sale to any acquirer shall not be conditioned upon the acquirer’s acceptance of or continuation of this

Agreement. Contractor may not assign this Agreement, nor subcontract any of its obligations hereunder, without the prior written consent of Company.
11.
Section 409A.
(a)
This Agreement and the payments and benefits provided hereunder are intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed consistently with that intent. Notwithstanding the foregoing, in no event shall Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to be exempt from, or comply with, the requirements of Section 409A of the Code. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(b)
Any reimbursement for expenses payable to Contractor hereunder that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Contractor’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
(c)
If Contractor or Lester is a “specified employee” (as defined below) at the time of Contractor’s or Lester’s “separation from service” (as defined below), any payments or benefits that are payable under this Agreement or otherwise on account of Contractor’s or Lester’s separation from service that would (but for this provision) be payable within six (6) months following the date of such separation from service, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon Lester’s death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Section 1.409A-1(b) of the Treasury Regulations (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Section 1.409A-1(a)(5) of the Treasury Regulations; or (iii) other amounts or benefits that are not subject to the requirements of Section 409A of the Code.
(d)
For purposes of this Agreement, the term “separation from service” shall have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations (after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by Company to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations.
12.
Miscellaneous.
(a)
Entire Agreement. This Agreement, the attached Exhibit A, and those documents expressly referred to herein embody the complete agreement and understanding among the parties with respect to, and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including any prior consulting agreement, by and between Contractor and Company or any of its affiliates, including, for the avoidance of doubt, the Independent

Consulting Agreement among Lester, Contractor, and LifeStance Health, Inc., dated June 1, 2020. Notwithstanding anything herein to the contrary, Contractor and Lester acknowledge and agree that nothing herein supersedes the Separation Agreement, including any confidentiality, non-competition, non-solicitation, non-disparagement, invention assignment or other restrictive covenants in favor of the Company or its affiliates as described or provided for therein.
(b)
Amendments. No amendments or other variation to this Agreement shall be effective unless in writing and signed by an authorized person on behalf of each party.
(c)
Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Arizona, except as to its conflicts of laws provisions. The parties hereby consent to the exercise of exclusive jurisdiction by the state or federal courts located in Maricopa County, Arizona for any claim hereunder.
(d)
Severability. If any provision of this Agreement is determined to be unenforceable or invalid, the remaining provisions of this Agreement shall remain in full force and effect.
(e)
Notices. Any notices required under this Agreement shall be in writing. Notices shall be delivered in person or sent by overnight courier or by U.S. Mail addressed to the addresses as set forth below. Notice shall be effective upon delivery if delivered in person or sent by overnight courier or two days after being mailed, postage prepaid, by certified mail, return receipt requested.

If to Company:

LifeStance Health Group, Inc.

10655 NE 4th St

Suite 901

Bellevue, WA 98004

If to Contractor:

Alert5 Consulting LLC

11125 E Feathersong Ln

Scottsdale, AZ 85255

Attn: Michael K Lester

If to Lester:

Stoel Rives, LLP

600 University Street, Suite 3600

Seattle, WA 98101

Attn: James Shore

(f)
No Waiver. The waiver by either party of any breach of this Agreement, or any warranty herein contained, shall not be construed as a waiver of any subsequent breach. Such party’s failure to exercise any rights hereunder shall not operate as a waiver of such right.
(g)
Survival. Sections 2, 5, 7, 8, 9, 10, 11 and 12 of this Agreement shall survive the termination or expiration of this Agreement for any reason.

AGREED AS OF THE DATE FIRST SET FORTH ABOVE:

LifeStance Health Group, Inc.

By:	/s/ Ryan Pardo
Ryan Pardo
Chief Legal Officer, Vice President and Secretary
Date:	September 8, 2022

Alert5 Consulting LLC

By:	/s/ Michael K. Lester
Name:	Michael K. Lester
Title:	Manager
Date:	September 8, 2022

Michael K. Lester

By:	/s/ Michael K. Lester
Michael K. Lester
Date:	September 8, 2022

EXHIBIT A

End Date: September 7, 2023

Services: Such transition assistance, M&A and business development advisory and other services as requested, and in the scope determined by, Company (collectively, the “Services”).

Fees: $50,933.33 per month payable in accordance with Company’s ordinary accounts payable practices.